Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan and the 2006 Stock Incentive Plan of Atlantic Capital Bancshares, Inc. of our report dated June 10, 2015, with respect to the consolidated financial statements of Atlantic Capital Bancshares, Inc. and its subsidiary included in its Registration Statement (Form S-4 No. 333-204855) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 2, 2015